Exhibit 99.1

Investor Contact:
Kurt Gustafson
Halozyme Therapeutics
858-704-8272
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

Halozyme Reports Fourth Quarter and Year End 2012 Financial Results

SAN DIEGO, February 25, 2013 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and year ended December 31, 2012.

"2012 was another productive year marked by key partner regulatory filings in Europe, as well as our establishment of a new collaboration with Pfizer," said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. "These advancements, coupled with the continued progress of our own pipeline products, leave Halozyme well-positioned for continued growth in 2013.”

Fourth Quarter Highlights
Highlights of Halozyme's fourth quarter and recent activities include:

•
Pfizer Collaboration: Entry into a worldwide Collaboration and License Agreement with Pfizer Inc. for the purpose of developing and commercializing products combining proprietary Pfizer biologics with Halozyme's Enhanze™ Technology. Pfizer has elected three exclusive licenses to therapeutic targets in primary care and specialty care indications, and has the right to elect up to three additional targets upon payment of additional fees.

•
Cinryze® Phase 2 Trial: ViroPharma initiated a Phase 2b study to evaluate the safety and efficacy of subcutaneous (SC) administration of Cinryze (C1 esterase inhibitor [human]) in adolescents and adults with hereditary angioedema (HAE) for prevention of HAE attacks.

•
MabThera® EMA Filing: Roche submitted a line extension application to the European Medicines Agency (EMA) for a subcutaneous (SC) formulation of MabThera (rituxumab). MabThera SC uses Halozyme's Enhanze Technology, which enables the injection of large volumes of a medication under the skin and may result in faster administration times versus intravenously (IV) administered MabThera.

•
MabThera Positive Trials: Announced positive results from Roche’s SABRINA and SparkThera studies, which showed that a fixed dose of MabThera can be administered subcutaneously, potentially allowing patients to spend less time in infusion centers receiving their MabThera treatment. Specifically, the studies showed that subcutaneous injection resulted in non-inferior MabThera concentrations in the blood compared with standard IV infusion.

Fourth Quarter and Year End 2012 Financial Results
The net loss for the fourth quarter of 2012 was $4.4 million, or $0.04 per share, compared with a net loss for the fourth quarter of 2011 of $18.4 million, or $0.18 per share. The net loss for the year ended December 31, 2012 was $53.6 million, or $0.48 per share, compared to a net loss of $19.8 million, or $0.19 per share for the comparable period in 2011.

•
Revenues for the fourth quarter of 2012 were $21.8 million, compared to $2.4 million for the fourth quarter of 2011. Revenues in the fourth quarter of 2012 included license fees revenue from Pfizer of $9.5 million and a milestone payment from Roche of $4 million.

•
Research and development expenses for the fourth quarter of 2012 were $18.6 million, compared with $14.9 million for the fourth quarter of 2011. The increase was due primarily to an increase in manufacturing activities to support potential launches from our collaborators.

•	Selling, general and administrative expenses for the fourth quarter of 2012 were $7.0 million, compared to $5.9 million for the fourth quarter of 2011.

•
Cash and cash equivalents were $99.9 million as of December 31, 2012, which includes net proceeds of $29.7 million from a term loan with Oxford Finance and Silicon Valley Bank for working capital and other near-term growth initiatives, compared with $52.8 million as of December 31, 2011. Excluding the proceeds from the term loan, net cash used in the fourth quarter of 2012 was approximately $17.4 million.

Financial guidance for 2013 was announced on January 7, 2013 and remains unchanged, with an expected net cash burn to be between $45 and $50 million.

Conference Call
Halozyme will webcast its Quarterly Update and Year End Conference Call today at 4:30 p.m. ET/1:30 p.m. PT. Gregory I. Frost, Ph.D., Halozyme's President and Chief Executive Officer, will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and full year end 2012 financial results. To access the webcast, please log on to www.halozyme.com approximately fifteen minutes prior to the call to register, download, and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing

(877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 409638.

Upcoming Corporate Presentation
Halozyme is scheduled to present at the upcoming Barclays Global Healthcare Conference in Miami on March 12, 2013 at 4:15 p.m. ET/1:15 p.m. PT.

The presentation will be webcast through the "Investors" section of Halozyme's corporate website at www.halozyme.com, and the recording will be made available for 90 days following the event. To access the live webcast, please log on to Halozyme's website approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's expected net cash burn for 2013, the development and commercialization of products and the potential benefits and attributes of such products) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse event and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUES:
Product sales, net	$1,459,735	$348,280	$2,887,442	$1,836,102
Revenues under collaborative agreements	20,333,814	2,062,886	39,437,784	54,250,334
Total revenues	21,793,549	2,411,166	42,325,226	56,086,436

Cost of product sales	653,884	56,159	1,094,400	257,834
Research and development	18,567,744	14,916,205	70,044,073	57,563,470
Selling, general and administrative	6,979,034	5,866,921	24,812,199	18,104,073
Total operating expenses	26,200,662	20,839,285	95,950,672	75,925,377

OPERATING LOSS	(4,407,113)	(18,428,119)	(53,625,446)	(19,838,941)

Interest and other income, net	1,257	12,504	73,444	69,090

NET LOSS	$(4,405,856)	$(18,415,615)	$(53,552,002)	$(19,769,851)

Basic and diluted net loss per share	$(0.04)	$(0.18)	$(0.48)	$(0.19)

Shares used in computing basic and diluted
net loss per share	112,323,056	103,406,407	111,077,105	102,566,089

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$99,901,264	$52,825,527
Accounts receivable, net	15,703,087	2,262,465
Inventories	2,670,696	567,263
Prepaid expenses and other assets	12,752,888	8,332,242
Total current assets	131,027,935	63,987,497
Property and equipment, net	3,700,462	1,771,048
Total Assets	$134,728,397	$65,758,545

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,271,689	$7,556,859
Accrued expenses	7,783,447	5,615,574
Deferred revenue, current portion	8,891,017	4,129,407
Total current liabilities	18,946,153	17,301,840
Deferred revenue, net of current portion	34,954,966	36,754,583
Long-term debt, net	29,661,680	—
Lease financing obligation	1,450,000	—
Deferred rent, net of current portion	861,879	802,006

Stockholders' equity:
Common stock	112,709	103,990
Additional paid-in capital	347,314,658	255,817,772
Accumulated deficit	(298,573,648)	(245,021,646)
Total stockholders' equity	48,853,719	10,900,116
Total Liabilities and Stockholders' Equity	$134,728,397	$65,758,545

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